Global Crossing Announces
Consolidated Second Quarter 2006 Results

•	Consolidated revenue grew sequentially for first time in three years.

•	GCUK revenue reached inflection point, growing for first time in six quarters.

•	“Invest and grow” revenue increased 5 percent sequentially to $299 million.

•	Cost of revenue and SG&A reduced by 5 percent sequentially.

•	Company generated positive adjusted EBITDA in June.

FOR IMMEDIATE RELEASE: WEDNESDAY, AUGUST 9, 2006

Florham Park, N.J. – In reporting second quarter 2006 financial results, Global Crossing (NASDAQ: GLBC) announced today that it has reached crucial inflection points for revenue and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), and management reaffirmed that the company will begin to generate cash at some point in the second half of the year, marking significant financial milestones.

“We have performed for the past seven quarters leading to the achievement of our major goals, including generating positive adjusted EBITDA in June,” said John Legere, Global Crossing’s CEO. “After transforming the business and intentionally reducing revenues to focus on more profitable services such as IP-based carrier data and enterprise services, we’re pleased to report that consolidated revenue grew sequentially for the first time in three years. This growth validates our strategy and shows that the future looks extremely promising for Global Crossing.”

Highlights
Global Crossing’s consolidated revenue grew from $456 million in the first quarter of 2006 to $461 million in the second quarter of 2006. Revenue for the company’s UK subsidiary (GCUK) grew 7 percent sequentially — that is, from the first quarter of 2006 to the second quarter of 2006 — to $106 million. Revenue from Global Crossing’s “invest and grow” segment — that part of the business focused on serving global enterprises, carrier data and indirect channel customers — grew to $299 million, a 5 percent increase over the prior quarter and a 9 percent increase year over year. Adjusted gross margin (as defined in the tables that follow) increased $4 million sequentially. Cost of revenue decreased sequentially by 2 percent or $8 million, and sales, general and administrative (SG&A) costs decreased 15 percent or $15 million. Adjusted EBITDA (as defined in the tables that follow) loss for the second quarter was $17 million, a 62 percent or $28 million sequential improvement, and a 37 percent or $10 million improvement year over year.

Global Crossing also reported customer successes during the second quarter, including a new contract with the U.S. General Services Administration (GSA), an inter-carrier agreement with Broadwing to expand their converged Internet Protocol (IP) offerings globally and a new agreement with Banco Santander International for IP convergence solutions. Responding to rapid growth in IP traffic, Global Crossing announced investments in its core network during the quarter. IP traffic grew 19 percent sequentially during the second quarter and 102 percent year over year.

Revenue and Margin
“Invest and grow” revenue increased by $13 million, or 5 percent sequentially, to $299 million in the second quarter of 2006, generating $155 million in adjusted gross margin. “Invest and grow” revenue from the company’s GCUK subsidiary grew for the first time in six quarters to $103 million, a $5 million sequential increase. Outside of GCUK, “invest and grow” revenue increased to $196 million in the second quarter, a 4 percent or $8 million sequential improvement and a 20 percent improvement compared with the second quarter of 2005.

During the second quarter of 2006, the company’s wholesale voice segment generated $160 million in revenue and $18 million in adjusted gross margin. These figures compare with $168 million in revenue and $19 million in adjusted gross margin during the first quarter.

“Our ‘invest and grow’ strategy is yielding results, buoyed by sustained demand for Global Crossing’s IP offerings as convergence becomes more mainstream,” commented Legere. “The net effect is that our consolidated revenue is up and operating costs continue to come down leading to the improvement in the company’s results.”

Cost of revenue — which includes cost of access; technical real estate, network and operations; third party maintenance and cost of equipment sales — was $393 million in the second quarter, down 2 percent from $401 million in the first quarter of 2006 and down 8 percent from $427 million in the second quarter of 2005. Cost of access accounted for $286 million of Global Crossing’s cost of revenue during the second quarter, approximately the same amount as in the first quarter. SG&A costs were $85 million in the second quarter of 2006, compared with $100 million in the first quarter of 2006 and $99 million in the second quarter of last year.

Earnings
Adjusted EBITDA improved 62 percent sequentially and was a loss of $17 million in the second quarter of 2006, compared with a loss of $45 million in the first quarter of 2006. The sequential improvement is attributed to higher absolute adjusted gross margin, as well as reductions in the company’s real estate and network operations costs and SG&A. As noted previously, Global Crossing generated positive adjusted EBITDA in June, fulfilling its commitment of achieving positive adjusted EBITDA at some point in the first half of 2006. Management expects that the company will generate positive adjusted EBITDA on a quarterly basis beginning in the third quarter of 2006 as a result of continued improvements in revenue and ongoing initiatives to reduce costs.

Adjusted EBITDA excluding non-cash stock compensation was a loss of $10 million in the second quarter, compared with a loss of $33 million in the first quarter of 2006.

Consolidated loss applicable to common shareholders was $77 million, compared with a loss of $109 million in the first quarter of 2006.

Cash and Liquidity
As of June 30, 2006, unrestricted cash and cash equivalents totaled $456 million. Restricted cash was $21 million. Excluding the net cash impact from second quarter financings (including the purchase of U.S. treasury securities related to the offerings and interest received from such offerings), Global Crossing used $52 million of cash in the second quarter. Cash use included $23 million for capital expenditures and principal on capital leases (cash capex), $4 million for repayment of the current portion of long term debt for capital purchases, $23 million in interest payments on GCUK’s senior notes and $5 million related to the 2005 employee bonus. Cash sources included $10 million collected in sales proceeds for Indefeasible Rights of Use (IRUs).

The company reaffirmed its expectation that it will begin to generate positive cash flow at some point during the second half of 2006.

As required by the indenture governing its senior notes, GCUK offered approximately $26 million (15 million pounds sterling) to tender a portion of the notes at par in the second quarter. There were no valid tenders of either the U.S. dollar- or British pounds sterling-denominated notes.

On May 10, 2006, the company signed a revolving credit facility with Bank of America in the face amount of $55 million, with an initial maximum availability of $35 million. Initial advances under the facility are subject to certain state regulatory approvals, which are expected by the beginning of the fourth quarter of 2006, and to customary closing conditions.

On May 30, 2006, Global Crossing closed two concurrent public offerings, generating $384 million in gross proceeds. The offerings included 12 million common shares for gross proceeds of $240 million and $144 million in senior convertible notes. After deducting underwriters’ discounts and other direct fees expected to be paid by the end of 2006, net proceeds from the public offerings will be approximately $371 million. Approximately $20 million of the net proceeds was used to purchase a portfolio of U.S. treasury securities to fund the first six interest payments on such notes related to the offerings.

2006 Guidance
Below is a summary of specific financial guidance for 2006, which was provided by the company on March 16, 2006.

Metric
($ in millions)	2005 Actual	2006 Guidance
Revenue	$1,968	$1,800 - $1,900

Invest and grow revenue	$1,085	$1,190 - $1,245

Wholesale voice revenue	$777	$605 - $650

Harvest/exit revenue	$106	$5

Adjusted gross margin percentage	38%	41% - 43%

Invest and grow adjusted gross margin percentage	54%	56% - 58%

Wholesale voice adjusted gross margin percentage	13%	12% - 14%

Adjusted EBITDA	($120)	($20) - $5

Adjusted EBITDA less non-cash stock compensation	($64)	$10 - $40

Cash use (1)	($141)	($140 - $100)

(1) Cash use excludes impact of public offerings in May 2006.

Pursuant to the Securities and Exchange Commission’s (SEC’s) Regulation G, the attached schedules include definitions of Global Crossing’s adjusted EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
Management will hold a conference call on Wednesday, August 9, 2006, at 9:00 a.m. EDT to discuss its financial results. The call may be accessed at +1 212 676 5369 or +44 (0) 870 001 3146. Callers are advised to access the call 15 minutes prior to the start time. A Webcast will also be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Wednesday, August 9, 2006, beginning at 11:00 a.m. EDT and will be accessible until Wednesday, August 16, 2006 at 11:00 a.m. EDT. The replay may be accessed by dialing +1 402 977 9140 or +1 800 633 8284 and entering reservation 21299575. Callers in the UK can dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21299575.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities in 28 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to 36 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s significant deficiencies in internal controls and possible difficulties and delays in improving such controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:
Press Contacts
Becky Yeamans
+ 1 973 937 0155
PR@globalcrossing.com

Tisha Kresler
+ 1 973 937 0146
PR@globalcrossing.com

Kendra Langlie
Latin America
+ 1 305 808 5912
LatAmPR@globalcrossing.com

Mish Desmidt
Europe
+ 44 (0) 1256 732 866
EuropePR@globalcrossing.com

Analysts/Investors Contact
Laurinda Pang
+ 1 800 836 0342
glbc@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Table 1

	GCUK	ROW[1]	Total	GCUK		ROW[1] Total			GCUK	ROW[1] Total
Revenues:
						$
Enterprise, carrier data and indirect channels	$103	$196	$299	$98			188	$286	$110	$164	$274
Wholesale voice	3	157	160	1			167	168	1	196	197
Consumer voice, small business group and trader voice[2]	—	2	2	—			2	2	—	28	28
						$
Consolidated revenues	$106	$355	$461	$99			357	$456	$111	$388	$499

Cost of access:
Enterprise, carrier data and indirect channels	$(31)	$(113)	$(144)	$(29)			$(107)	$(136)	$(34)	$(92)	$(126)
Wholesale voice	(3)	(139)	(142)	(1)			(148)	(149)	(1)	(171)	(172)
Consumer voice, small business group and trader voice[2]	—	—	—	—			—	—	—	(13)	(13)
Consolidated cost of access	$(34)	$(252)	$(286)	$(30)			$(255)	$(285)	$(35)	$(276)	$(311)

Gross margin:
						$
Enterprise, carrier data and indirect channels	$72	$83	$155	$69	#		81	$150	$76	$72	$148
Wholesale voice	—	18	18	—	—		19	19	—	25	25
Consumer voice, small business group and trader voice[2]	—	2	2	—			2	2	—	15	15
						$
Consolidated gross margin	$72	$103	$175	$69			102	$171	$76	$112	$188

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)
[2]Global Crossing’s small business group and trader voice assets were sold in 2005.

							Table 2
Global Crossing Limited and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
($ in millions)
	Quarter Ended June 30, 2006			Quarter Ended March 31, 2006			Quarter Ended June 30, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

REVENUES	$106	$355	$461	$99	$357	$456	$111	$388	$499
OPERATING EXPENSES:
Cost of access	(34)	(252)	(286)	(30)	(255)	(285)	(35)	(276)	(311)
Real Estate, network and operations	(17)	(56)	(73)	(18)	(59)	(77)	(17)	(60)	(77)
Third party maintenance	(7)	(14)	(21)	(8)	(16)	(24)	(8)	(16)	(24)
Cost of equipment Sales	(10)	(3)	(13)	(10)	(5)	(15)	(11)	(4)	(15)

Total Cost of Revenue	(68)	(325)	(393)	(66)	(335)	(401)	(71)	(356)	(427)
Selling, general and administrative	(16)	(69)	(85)	(14)	(86)	(100)	(18)	(81)	(99)
Depreciation and amortization	(10)	(26)	(36)	(10)	(27)	(37)	(9)	(24)	(33)

Total Operating Expenses	(94)	(420)	(514)	(90)	(448)	(538)	(98)	(461)	(559)

OPERATING INCOME (LOSS)	12	(65)	(53)	9	(91)	(82)	13	(73)	(60)
OTHER INCOME (EXPENSE)
Interest income	1	4	5	1	1	2	—	3	3
Interest expense	(13)	(13)	(26)	(12)	(11)	(23)	(14)	(12)	(26)
Other income (expense), net	9	(11)	(2)	4	(3)	1	—	12	12

INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	9	(85)	(76)	2	(104)	(102)	(1)	(70)	(71)
Gain on preconfirmation contingencies	—	13	13	—	6	6	—	10	10
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	9	(72)	(63)	2	(98)	(96)	(1)	(60)	(61)
Provision for income taxes	—	(13)	(13)	—	(12)	(12)	(2)	(13)	(15)

INCOME (LOSS) FROM CONTINUING OPERATIONS	9	(85)	(76)	2	(110)	(108)	(3)	(73)	(76)
Discontinued operations, net of income tax	—	—	—	—	—	—	—	1	1

NET INCOME (LOSS)	9	(85)	(76)	2	(110)	(108)	(3)	(72)	(75)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)	—	(1)	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$9	$(86)	$(77)	2	(111)	(109)	$(3)	$(73)	$(76)

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

		Table 3
Global Crossing Limited and Subsidiaries
Condensed Consolidated Balance Sheets
($ in millions)
	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$456	$224
Restricted cash and cash equivalents	4	5
Accounts receivable, net	221	225
Prepaid costs and other current assets	94	94

Total current assets	775	548

Property and equipment, net	995	963
Other assets	102	79

Total assets	$1,872	$1,590

LIABILITIES:
Current liabilities:
Accounts payable	$220	$197
Accrued cost of access	143	134
Current portion of long term debt	7	26
Accrued restructuring costs — current portion	30	31
Deferred revenue - current portion	94	89
Other current liabilities	323	330

Total current liabilities	817	807

Debt with controlling shareholder	268	262
Long term debt	536	361
Obligations under capital leases	79	62
Deferred revenue	117	115
Accrued restructuring costs	77	89
Other deferred liabilities	64	67

Total liabilities	1,958	1,763

SHAREHOLDERS’ DEFICIT:
Total shareholders' deficit	(86)	(173)

Total liabilities and shareholders' deficit	$1,872	$1,590

	Table 4
Global Crossing Limited and Subsidiaries
Condensed Consolidated Statement of Cash Flows
($ in millions)
	Quarter Ended
	June 30,
	2006		2005
Cash flows provided by (used in) operating activities:
Net loss		$(76)		$(75)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from discontinued operations		—		(1)
Gain on sale of property and equipment		—		(5)
Gain on sale of marketable securities		(1)		(2)
Gain on sale of assets		—		(14)
Non-cash income tax provision		12		11
Non-cash stock compensation expense		7		12
Depreciation and amortization		36		33
Provision for doubtful accounts		1		-
Amortization of prior period IRUs		(2)		(1)
Deferred reorganization costs		—		(4)
Gain on preconfirmation contingencies		(13)		(10)
Changes in operating working capital		23		52
Other		(10)		5

Net cash provided by (used in) operating activities		(23)		1

Cash flows provided by (used in) investing activities:
Purchases of property and equipment		(20)		(22)
Proceeds from sale of assets		—		55
Purchases of US treasury securities		(20)		-
Proceeds form the sale of marketable securities		1		1
Change in restricted cash and cash equivalents		—		(1)

Net cash provided by (used in) investing activities		(39)		33

Cash flows provided by (used in) financing activities:
Proceeds from the issuance of common stock		240		-
Proceeds from long-term debt		144		-
Repayment of capital lease obligations		(3)		(4)
Repayment of long term debt		(4)		-
Finance costs incurred		(17)		—
Proceeds from exercise of stock options		1		1
Other		1		(1)

				\
Net cash provided by (used in) financing activities		362		(4)

Effect of exchange rate changes on cash and cash equivalents		2		(2)

Net increase in cash and cash equivalents		302		28
Cash and cash equivalents, beginning of period		154		277

	$		$
Cash and cash equivalents, end of period		456		305

Non-cash investing and financing activities:
	$		$
Capital lease and debt obligations incurred		4		1

	$		$
Accrued interest converted to convertible notes		6		—

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure.  Global Crossing’s calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies.  Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance.  This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.  As some investors hold separate securities in the form of senior notes issued by Global Crossing (UK) Finance Plc, the company has provided the following information on Adjusted EBITDA contribution from the GCUK subsidiary.

							Table 5
Global Crossing Limited
Reconciliation of EBITDA to Net Loss (unaudited)
($ in millions)
	Quarter Ended June 30, 2006			Quarter Ended March 31, 2006			Quarter Ended June 30, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted EBITDA	$22	$(39)	$(17)	$19	$(64)	$(45)	$22	$(49)	$(27)
Depreciation and amortization	(10)	(26)	(36)	(10)	(27)	(37)	(9)	(24)	(33)
Interest income	1	4	5	1	1	2	—	3	3
Interest expense	(13)	(13)	(26)	(12)	(11)	(23)	(14)	(12)	(26)
Other income (expense), net	9	(11)	(2)	4	(3)	1	—	12	12
Gain on pre-confirmation contingencies	—	13	13	—	6	6	—	10	10
Income tax provision	—	(13)	(13)	—	(12)	(12)	(2)	(13)	(15)
Discontinued operations, net of income tax	—	—	—	—	—	—	—	1	1
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)	—	(1)	(1)

Net income (loss) applicable to common shareholders	$9	$(86)	$(77)	2	(111)	(109)	$(3)	$(73)	$(76)

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Definitions:
Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain on pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure.  Management believes that Adjusted Gross Margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue.  Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

							Table 6
Global Crossing Limited and Subsidiaries
Reconciliation of Adjusted Gross Margin to Gross Margin		(unaudited)
($ in millions)
	Quarter Ended June 30, 2006			Quarter Ended March 31, 2006			Quarter Ended June 30, 2005
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted Gross Margin	$72	$103	$175	$69	$102	$171	$76	$112	$188
Real estate, network and operations	(17)	(56)	(73)	(18)	(59)	(77)	(17)	(60)	(77)
Third party maintenance	(7)	(14)	(21)	(8)	(16)	(24)	(8)	(16)	(24)
Cost of equipment sales	(10)	(3)	(13)	(10)	(5)	(15)	(11)	(4)	(15)

Gross margin	$38	$30	$68	$33	$22	$55	$40	$32	$72

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd. (GCUK)

Definition:
Adjusted gross margin is revenue minus cost of access.